AMENDMENT AGREEMENT

AMENDMENT AGREEMENT dated as of June 1, 2012, amongst each entity listed on Annex I hereto, and such other entities as may be added to Annex I of the Agreement (as hereinafter defined) in the future (each a “Fund” and collectively the "Funds") and The Bank of New York Mellon (“Custodian”).

WHEREAS, the Funds and Custodian have entered into a Global Custody Agreement dated as of August 26, 2010, as amended from time to time (the “Agreement”);

WHEREAS, Custodian’s wholly-owned, indirect subsidiary, BNY Mellon Investment Servicing Trust Company (formerly, PFPC Trust Company) (“Trust Company”), previously entered into a Custodian Services Agreement dated July 25, 2008, with various investment funds which have since been consolidated into one entity, ASGI Mesirow Insight Fund, LLC (formerly Wells Fargo Multi-Strategy 100 Master Fund I, LLC) (the “Converting Fund”), pursuant to which Trust Company provided certain custody services to the Converting Fund (the “Former Agreement”);

WHEREAS, the Converting Fund desires to terminate the Former Agreement and desires to be added to the Agreement as of the Effective Date;

WHEREAS, the parties wish to amend the Agreement as set forth herein;

NOW THEREFORE, for and in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.	Annex I of the Agreement shall be amended to reflect the addition of the following entity (Converting Fund):

ASGI Mesirow Insight Fund, LLC

2.	This Amendment Agreement shall become effective upon execution by the parties hereto. From and after the execution hereof, any reference to the Agreement shall be a reference to the Agreement as amended hereby.

3.	Except as amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed in counterparts by their respective officers, thereunto duly authorized, as of the date first above written.

EACH FUND LISTED ON ANNEX I HERETO

By	/s/ Michael Roman

Title:	Vice President

THE BANK OF NEW YORK MELLON

By	/s/ Lisa Rosen

Title:	Managing Director

ANNEX I

Fund Name:	Form of Organization:
ASGI AGILITY INCOME FUND	DELAWARE BUSINESS TRUST
ASGI CORBIN MULTI-STRATEGY FUND LLC	DELAWARE LIMITED LIABILITY COMPANY
ASGI AURORA OPPORTUNITIES FUND LLC	DELAWARE LIMITED LIABILITY COMPANY
ASGI MESIROW INSIGHT FUND, LLC (formerly WELLS FARGO MULTI-STRATEGY 100 MASTER FUND I, LLC)	DELAWARE LIMITED LIABILITY COMPANY
ASGI SPECIAL ASSET HOLDINGS, INC.	DELAWARE CORPORATION